UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 16, 2024

RICEBRAN TECHNOLOGIES
(Exact Name of registrant as specified in its charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25420 Kuykendahl Rd., Suite B30		77375
Tomball, TX
(Address of principal executive offices)		(Zip Code)

(218) 773-7564
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

The Funicular Note

On September 16, 2024, but effective July 22, 2024, the Company entered into a secured promissory note (the “Third Funicular Note”) in favor of Funicular Funds, LP, a Delaware limited partnership (“Funicular”) and guaranteed by its subsidiaries Golden Ridge Rice Mills, Inc., a Delaware corporation (“Golden Ridge”), and MGI Grain Incorporated, a Delaware corporation (“MGI Grain”). Under the Third Funicular Note, Funicular agreed to provide up to $1.1 million in initial and delayed draw loans, at its discretion. The proceeds of the Third Funicular Note may be used for general working capital needs and other general corporate purposes, including the termination of the agreements with and repayment of the amounts due Continental Republic Capital, LLC d/b/a Republic Business Credit, a Louisiana limited liability company (“Republic”) as described below.

The Third Funicular Note has a stated maturity date of January 19, 2025. Interest accrues at a rate per annum equal to 15.50%, payable monthly in arrears. On each interest payment date, the accrued and unpaid interest shall, at the election of the Company in its sole discretion, be either paid in cash or paid in-kind. The obligations under the Third Funicular Note are guaranteed by Golden Ridge and MGI Grain and are secured by a security interest in the assets of the Company, Golden Ridge and MGI Grain (the “Collateral”). The Third Funicular Note contains negative and restrictive covenants which limit the ability of the Company, Golden Ridge and MGI Grain to, among other things, transfer or otherwise dispose of the Collateral, incur indebtedness and create, incur, assume or allow liens on the Collateral or any real property owned by the Company, Golden Ridge or MGI Grain.

To date, $930,364 has been advanced to and borrowed by the Company under the Third Funicular Note, which includes loans borrowed to repay the advances by Republic under the Republic Agreement and to pay the early termination fee thereunder as described below.

The information contained below under Item 2.04 with respect to the Third Funicular Note is hereby incorporated by reference in this Item 1.01 of Form 8-K.

The foregoing description of the Third Funicular Note is qualified in its entirety by reference to the full text of the Third Funicular Note, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated by reference herein in its entirety.

Item 1.02         Termination of a Material Definitive Agreement.

On September 20, 2024, the Company terminated its October 29, 2019 Agreement for Purchase and Sale with Republic (as amended, the “Republic Agreement”) and the related December 1, 2023 intercreditor agreement (as amended, the “Intercreditor Agreement Amendment”) between Republic and Funicular. As part of the termination of these agreements, with the proceeds from the Funicular Note described above, the Company paid Republic an aggregate amount of $395,364, which represented repayment in full for all advances from Republic under the Payoff And Termination Agreement plus an early termination fee in the amount of $100,000.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained above under Item 1.01 with respect to the Third Funicular Note is hereby incorporated by reference in response to this Item 2.03 of Form 8-K.

Item 2.04         Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Event of Default under the Funicular Notes

Due to the Company’s ongoing inability to meet its contractual obligations without additional liquidity, on September 20, 2024, Funicular notified the Company that the Company is in default under Notes dated December 1, 2023 and June 4, 2024 and under the Third Funicular Notes and that Funicular intends to exercise its rights and remedies as a secured creditor by commencing a public or private foreclosure of certain of its Collateral under the foregoing Funicular Notes and applicable law (the “Foreclosure Process”). Following the completion of the Foreclosure Process, the Company anticipates that its sole material remaining asset will be its fully reserved net operating losses, and the Company will be unable to satisfy its remaining liabilities without raising additional capital. As the Company currently believes that raising additional capital is unlikely, the Company is soon likely to cease operations.

As a result of the event of default, an aggregate principal amount, excluding accrued interest, of approximately $5.4 million has become due and payable.

Item 8.01         Other Events.

Due to the lack of sufficient liquidity, the Company has been unable to prepare and file on a timely basis its Exchange Act Reporting and does not believe that this will change before the Company ceases its operations as described above.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
10.1	Secured Promissory Note, dated as of September 16, 2024, by and among RiceBran Technologies, Funicular Funds, LP, as holder, Golden Ridge Rice Mills, Inc., as guarantor, and MGI Grain Incorporated, as guarantor

10.2	Payoff And Termination Agreement with Republic Business Credit, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Portions of this exhibit have been omitted pursuant to Item 601 of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES
Date: September 23, 2024	By:	/s/ William J. Keneally
	Name:	William J. Keneally
	Title:	Interim Chief Financial Officer and Secretary